Exhibit 5.1

December 26, 2018

Priority Technology Holdings, Inc.

2001 Westside Parkway

Alpharetta, GA 30004

Ladies and Gentlemen:

We have acted as special counsel to Priority Technology Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s (i) offer to holders of its outstanding warrants (each, a “Warrant”), each exercisable for one share (each, a “Share”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an exercise price of $11.50 per Share, to exchange such Warrants for 0.1920 Shares for each Warrant (together with any amendments, supplements or extensions thereof, the “Exchange Offer”) and (ii) solicitations of consents from the holders of such outstanding Warrants to amend the Warrant Agreement, dated as of September 13, 2016, by and between the Company and American Stock Transfer & Trust Company, LLC, as Warrant Agent, that governs all of the Warrants to permit the Company to require that each outstanding Warrant be converted into Shares.

In connection with the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the Prospectus/Offer to Exchange contained therein (the “Prospectus”), (ii) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, in each case as presently in effect as of the date hereof, of the Company, and (iii) such other agreements, certificates and documents of public officials, officers and other representatives of the Company as we have deemed necessary as a basis for our opinions set forth below.

In our examination, we have assumed (a) the legal capacity of all natural persons executing the Registration Statement, and such other agreements, certificates and documents, (b) the genuineness of all signatures thereon, (c) the authority of all persons signing the Registration Statement and such other agreements, certificates and documents on behalf of the parties thereto, (d) the authenticity of all documents submitted to us as originals, (e) the conformity to original documents of all documents submitted to us as certified or photostatic copies and (f) the authenticity of the originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares, upon issuance and delivery in exchange for the Warrants pursuant to the Exchange Offer in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware.

Priority Technology Holdings, Inc.

December 26, 2018

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus which forms a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Schulte Roth & Zabel LLP